Exhibit 21.1


                    WINN-DIXIE STORES, INC.

                   SUBSIDIARIES OF REGISTRANT



     The Registrant (Winn-Dixie Stores, Inc.) has no parents.

     The following list includes all of the subsidiaries of the Registrant except eighteen wholly-owned inactive domestic subsidiaries of the Registrant and/or its subsidiaries.

     All of the subsidiaries listed below are included in the Consolidated Financial Statements. The Consolidated Financial Statements also include the eighteen presently inactive domestic subsidiaries mentioned above.

     Each of the following subsidiaries is owned by the Registrant except that two subsidiaries, the names of which are indented, are owned by the subsidiary named immediately above each indentation. All subsidiaries are wholly-owned except for Bahamas Supermarkets Limited, which is owned approximately 78% by W-D (Bahamas) Limited.


               Subsidiary               State of Incorporation
          Astor Products, Inc.             Florida
          Deep South Products, Inc.        Florida
          Dixie Packers, Inc.              Florida
          Fairway Food Stores Co., Inc.    Florida
          Monterey Canning Co.             California
          W-D (Bahamas) Limited            Bahama Islands
           Bahamas Supermarkets Limited    Bahama Islands
            The City Meat Markets Limited  Bahama Islands
          Winn-Dixie Atlanta, Inc.         Florida
          Winn-Dixie Charlotte, Inc.       Florida
          Winn-Dixie Louisiana, Inc.       Florida
          Winn-Dixie Midwest, Inc.         Florida
          Winn-Dixie Montgomery, Inc.      Kentucky
          Winn-Dixie Raleigh, Inc.         Florida
          Winn-Dixie Texas, Inc.           Texas



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